NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

FOR IMMEDIATE RELEASE

Micron Solutions,  Inc. Announces $1M  Annual Contract Award from an innovation leader in the Defense Market.

FITCHBURG, MA, September 24, 2019 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components and assemblies requiring precision machining and injection molding, announced today the award of a $1 million annual contract from an innovation leader in the defense market.  This contract is the first of several purchase orders for this 5-year program.  Subsequent orders are expected to increase in volume as the devices are deployed internationally.

Micron's team of engineers and manufacturing experts have worked closely with our client to fortify the design for function, manufacturability and cost for these high precision optical components, which are designed to perform in very harsh environments. Mike Simmons SVP of Operations noted, “This contract is another example of how our vertical capabilities in tool making, injection molding and machining allow us to efficiently develop solutions for our clients quickly and cost effectively.”

CEO  Bill Laursen commented, "We are very excited about this new program.  As a USA manufacturer, there is nothing better than knowing that the hard work of our team at Micron is contributing to the safety and performance of troops in the field."

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components and assemblies requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements; the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Bill Laursen

Chief Executive Officer

978.345.5000